Exhibit 99.01

                  7000 Cardinal Place
                  Dublin,OH 43017
                  www.cardinalhealth.com
FOR IMMEDIATE RELEASE
Contacts:

Media:	Jim Mazzola (614) 757-3690 jim.mazzola@cardinal.com	Investors:	Jason Strohm (614) 757-7542 jason.strohm@cardinal.com

CARDINAL HEALTH ALIGNS MANUFACTURING BUSINESSES, NAMES
INTERNATIONAL PRESIDENT
DUBLIN, Ohio, July 5, 2006— Cardinal Health, the leading provider of products and services supporting the health-care industry, today announced organizational changes to align its manufacturing businesses and sharpen its focus on expanding the market for its products and services outside the United States.
David L. Schlotterbeck, 59, has assumed additional responsibility for Cardinal Health’s Pharmaceutical Technologies and Services (PTS) and Medical Products Manufacturing (MPM) segments, in addition to his current responsibility for the Clinical Technologies and Services (CTS) segment. As chief executive officer of Pharmaceutical and Medical Products, Schlotterbeck will lead an organization of approximately 23,000 employees and $6 billion in revenues.
The company said PTS, MPM and CTS will remain separate financial reporting segments and separate internal organizations, however the new structure will foster a uniform approach to lean manufacturing and Six Sigma initiatives and common processes for innovation, research and development, and sourcing.
“Dave’s extensive manufacturing experience and more recent leadership in transforming our CTS segment make him an ideal choice for this new, important role,” said R. Kerry Clark, president and chief executive officer of Cardinal Health. “The leadership structure we now have in place across Cardinal Health will help us streamline decision making, create new and innovative solutions with more insight and speed, and enable us to accelerate the work we do to make health care safer and more productive.”
Sharpening its International Focus
Cardinal Health also announced that R. G. G. (Rudy) Mareel has joined the company as president of International. In this role, Mareel, 43, will report to Clark and will develop and implement the company’s international strategy. He will also assume the
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Cardinal Health Aligns Manufacturing Businesses, Names International President

responsibilities of John Parker, president of Cardinal Health Europe, who announced plans to retire earlier this year.
Mareel comes to Cardinal Health from Royal Numico, a global leader in clinical and specialized nutrition products, where he was president of the Amsterdam-based company’s clinical nutrition division and a member of its executive board. Prior to joining Royal Numico in 2001, Mareel worked for several years at Becton Dickinson, where he served in a number of global positions, most recently as worldwide vice president and general manager of BD Biosciences, Immunocytometry Systems.
“We are fortunate to have someone with Rudy’s global experience, knowledge and reputation as we look to significantly expand our presence outside the U.S.,” said Clark. “This move is consistent with the goals we’ve outlined to grow the market for our products and services and serve health-care customers worldwide.”
Mareel received a Bachelor of Science degree in clinical chemistry from Belgium’s Industrial Institute of Technology. He has completed executive management programs at both Harvard Business School in the U.S. and INSEAD in France. He joins Cardinal Health on Aug. 15 and will be based in Geneva.
About Cardinal Health
Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is a $75 billion, global company serving the health-care industry with a broad portfolio of products and services. Through its diverse offering, Cardinal Health delivers integrated health-care solutions that help customers reduce their costs, improve efficiency and deliver better care to patients. The company manufactures, packages and distributes pharmaceuticals and medical supplies, offers a range of clinical services and develops automation products that improve the management and delivery of supplies and medication for hospitals, physician offices and pharmacies. Ranked No. 19 on the Fortune 500, Cardinal Health employs more than 55,000 people on six continents. More information about the company may be found at www.cardinalhealth.com.
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